Exhibit 2.01

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT is entered into as of this 30th day of May, 2014 (the “Agreement”), by and among Zhou Jian (the “Seller”), residing at North 312 East Hawii, Yanjiao Sanhe, Hebei China, and Xiangtian (USA) Air Power Co., Ltd. (“Xiangtian US” or the “Purchaser”), with a principal office located at c/o Luck Sky International Investment Holdings Limited, Unit 602 Causeway Bay CommBldg 1, Sugar Street, Causeway Bay, Hong Kong, People’s Republic of China, collectively referred to as the “Parties”.

WHEREAS, the Seller is the sole shareholder of Luck Sky (Hong Kong) Aerodynamic Electricity Limited (the “Company”), a Hong Kong corporation, and the Seller owns 10,000 shares of common stock, par value HKD$1.00 (approximately $0.13) per share, of the Company (the “Shares”), representing 100 % of the issued and outstanding shares of common stock of the Company; and

WHEREAS, Luck Sky (Shen Zhen) Aerodynamic Electricity Limited (the “WOFE”) is the only subsidiary wholly owned by the Company; and

WHEREAS, the Purchaser and the Company, including its subsidiary, have no operations, no liabilities and own nominal assets; and

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the undertakings and commitments contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

SALE OF THE SHARES

Section 1.1           Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, transfer and assign to the Purchaser and the Purchaser agrees to purchase from the Seller, the Shares, in exchange for a purchase price (the “Purchase Price”) of HKD $ 10,000.00 (approximately USD$1,289.98) in cash.

Section 1.2           Purchase Price. The Purchase Price shall be paid to the Seller by wire transfer at the Closing (as defined below).

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ARTICLE 2

CLOSING AND DELIVERY

Section 2.1           Closing Date. Upon the terms and subject to the conditions set forth herein, the consummation of the purchase and sale of the Shares (the “Closing”) shall be held on the date of this Agreement or on such other date as the Purchaser and the Seller may mutually agree (the day on which the Closing takes place being referred to herein as the “Closing Date”). The Closing shall take place by the exchange of documents and instruments by mail, e-mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto.

Section 2.2           Delivery at Closing.

(a)          At the Closing, the Seller shall deliver to the Purchaser a stock certificate representing the Shares. The certificate representing the Shares shall be duly endorsed for transfer to the Purchaser, as applicable, and accompanied by a stock power or other instruments of transfer duly executed to the Purchaser.

(b)          At the Closing, the Purchaser shall transfer the Purchase Price to the Seller in the form of certified bank check or wire transfer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

The Seller and the Company jointly and severally represent and warrant to the Purchaser that:

Section 3.1           Existence and Power. The Company is a corporation duly formed, validly existing and in good standing under the laws of Hong Kong and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company has heretofore delivered to the Purchaser true and complete copies of the Business License, Bylaws, and all other governmental licenses, authorizations, permits, consents and approvals, each as currently in effect.

Section 3.2           Authorization; No Agreements. The execution, delivery and performance by the Seller of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within the Seller’s powers. This Agreement has been duly and validly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement do not violate any contractual restriction contained in any agreement that binds or affects or purports to bind or affect the Seller. The Seller is not a party to any agreement, written or oral, creating rights in respect of any of such Shares in any third party or relating to the voting of the Shares. The Seller is the lawful owner of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges. At the Closing there will be no outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Shares, or any arrangements that require or permit any of the Shares to be voted by or at the discretion of anyone other than the Seller, and there are no restrictions of any kind on the transfer of any of the Shares.

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Section 3.3           Capitalization.

(a)           The authorized capital stock of the Company consists of 10,000 shares of common stock, with a HKD$1.00 par value per share; there are 10,000 shares of common stock issued and outstanding as of the Closing Date; and the Seller is the only shareholder of record holding the common stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable laws. No securities of the Company are entitled to preemptive or similar rights, and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby. Except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations, convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of common stock. The issuance and sale of the Shares will not obligate the Company to issue shares of common stock or other securities to any person (other than the Purchaser) and shall not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(b)          There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company.

(c)          There are no shareholder agreements, voting trusts or other agreements or understandings to which Seller is a party or by which the Seller is bound relating to the voting of any shares of the capital stock of the Company.

(d)          The Shares shall be duly authorized for issuance, when delivered in accordance with the terms of this Agreement, and shall be validly issued, fully paid and nonassessable and the transfer of said Shares shall not be subject to any preemptive or other similar right.

Section 3.4           Subsidiaries.

(a)          The Company’s only subsidiary is Luck Sky (Shen Zhen) Aerodynamic Electricity Limited (the “WOFE” or the “Subsidiary”). The Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the People’s Republic of China and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Subsidiary has heretofore delivered to the Purchaser true and complete copies of all governmental licenses, authorizations, permits, consents and approvals, each as currently in effect.

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(b)          The Company owns all of the issued and outstanding shares of capital stock of the Subsidiary, which shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or its Subsidiary to sell, transfer, or otherwise dispose of any capital stock of its Subsidiary or that could require the Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. The Company and its Subsidiary do not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

Section 3.5           Financial Statements. The financial statements of the Company and the Subsidiary for the year ended July 31, 2013 and the nine months ended April 30, 2014 comply in all material respects with applicable accounting requirements. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 3.6           Shell Company Status.  Since their formation, the Company and the Subsidiary have been shell companies as defined in the Securities Exchange Act of 1934 (the “Exchange Act”).

Section 3.7           No Liabilities or Debts. The Company is not a guarantor of any indebtedness of any other person, firm or corporation, and, except as disclosed on the financial statements previously delivered to Purchaser, there are no liabilities or debts of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

Section 3.8           Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Company threatened against or affecting, the Company or any of its assets or properties before any court or arbitrator or any governmental body, agency or official. The Company is not subject to any outstanding judgment, order or decree. Neither the Company, any officer, key employee of the Company nor the Seller in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency.

Section 3.9           Taxes. The Company has (i) duly filed with the appropriate taxing authorities all tax returns required to be filed by or with respect to its business, or are properly on extension and all such duly filed tax returns are true, correct and complete in all material respects and (ii) paid in full or made adequate provisions for on its balance sheet all taxes shown to be due on such tax returns. There are no liens for taxes upon the assets of the Company. The Company has not received any notice of audit, is not undergoing any audit of its tax returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for taxes which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by the Company with respect to any tax returns. The Company has not filed a request with any tax authorities for changes in accounting methods within the last three years which change would affect the accounting for tax purposes, directly or indirectly, of its business. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any taxes due that is currently in effect.

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Section 3.10         No Conflicts. The execution, delivery and performance of this Agreement and the transaction contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s Certificate or Articles of Incorporation, Bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or the Subsidiary is subject, or by which any property or asset of the Company is bound or affected.

Section 3.11         Filings, Consents and Approvals. Neither the Seller, the Subsidiary nor the Company are required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or governmental authority or other Person in connection with the execution, delivery and performance of this Agreement.

Section 3.12        Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body and (iii) is not and has not been in violation of any statute, rule or regulation of any governmental authority.

Section 3.13         Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Seller, none of the affiliates or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.14         Assets. The Company has nominal assets, including, without limitation, goodwill, assets, real property, tangible personal property, intangible personal property, rights and benefits under contracts and cash, as to which there will be no distribution prior to the Closing Date

ARTICLE 4

REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrant to the Sellers, as follows:

Section 4.1           Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to purchase the Shares. .

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Section 4.2          Execution and Delivery. The execution, delivery and performance by the Purchaser’s execution and delivery of this Agreement is within Purchaser’s power and does not (i) violate any contractual restriction contained in any agreement which binds or affects or purports to bind or affect the Purchaser; and (ii) require any filing with, or permit, authorization, consent of approval of, any governmental entity, except for the filings required to be filed with the SEC pursuant to the execution of this Agreement.

Section 4.3           Binding Effect. This Agreement, when executed and delivered by the Purchaser shall be irrevocable and will constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4           SEC Reports, Financial Statements, Shell Company Status.

(a)          The Purchaser has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, as a public reporting company (the foregoing materials being collectively referred to herein as “SEC Reports”), including the annual report on Form 10-K and an amended Form 10-K, for the fiscal year ended July 31, 2013 and the quarterly report on Form 10-Q and amended Form 10-Q for the period ended January 31, 2014. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c)          Since the date of the filing of its annual report on Form 10-K for the period ended July 31, 2013, except as specifically disclosed in the SEC Reports, the Purchaser has been a shell company as defined in the Exchange Act.

Section 4.5           Public Company Status. The Purchaser’s common stock is approved for listing and quoted on the Over-The-Counter Automated Quotation System (the “OTC”) and the Purchaser has and continues to satisfy all of the requirements of the OTC for such listing and for the trading of its common stock thereunder. The Purchaser has not been informed, nor has knowledge, that FINRA or any other regulatory agency will take action to cease the Purchaser’s common stock from being quoted on the OTC.

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Section 4.6           Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Purchaser threatened against or affecting, the Purchaser or any of its assets or properties before any court or arbitrator or any governmental body, agency or official. The Purchaser is not subject to any outstanding judgment, order or decree. Neither the Purchaser, nor any officer, key employee nor 5% stockholder of the Purchaser in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Purchaser under the Exchange Act or the Securities Act.

ARTICLE 5

MISCELLANEOUS

Section 5.1           Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, to the addresses first set forth above.

With a copy to:	Steven W. Schuster, Esq.

McLaughlin & Stern LLP

260 Madison Ave., 18th Floor

New York, NY 10016

Facsimile: (212) 448-0066

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally or by overnight delivery service or telecopied or, if mailed, five (5) business days after the date of mailing. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 5.2           Amendments; No Waivers.

(a)          Any provision of this Agreement with respect to transactions contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Seller and the Purchaser; or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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Section 5.3           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that the Purchaser shall have the right to assign this Agreement to an affiliate of such Purchaser and no other party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

Section 5.4           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 5.5           Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.1 shall be deemed effective service of process on such party. Each party hereto (including its affiliates, agents, officers, directors and employees) irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 5.6           Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto has received counterparts hereof signed by all of the other parties. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

Section 5.7           Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 5.8           Captions. The captions are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

Section 5.9           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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Section 5.10         Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the its terms and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officers, all as of the day and year first above written.

SELLER:

/s/ Zhou Jian

Zhou Jian

COMPANY:

Luck Sky (Hong Kong) Aerodynamic Electricity Limited

By:	Zhou Jian

Name: Zhou Jian

Title: President

PURCHASER:

Xiangtian (USA) Air Power Co., Ltd.

By:	Zhou Deng Rong

Name: Zhou Deng Rong

Title: Chief Executive Officer

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